                                                                     EXHIBIT 2.1












                     SHARE SALE AND ASSET PURCHASE AGREEMENT

                          Dated as of October 17, 2001


                                  By and Among

                        SILVER STATE VENDING CORPORATION;

                            SILVER PONY EXPRESS, INC.

                                       AND

                         LINK WORLDWIDE LOGISTICS, INC.


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                                TABLE OF CONTENTS
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
ARTICLE I

         DEFINITIONS..............................................................................................2
                  1.       DEFINITIONS............................................................................2

ARTICLE II

         TRANSFER OF ASSETS AND ISSUANCE OF STOCK.................................................................3
                  2.1      ASSET AGREEMENT........................................................................3
                  2.2      THE CLOSING............................................................................4

ARTICLE III

         REPRESENTATIONS OF THE SIGNIFICANT SHAREHOLDER ..........................................................4
                  3.1      EXISTENCE AND GOOD STANDING............................................................4
                  3.2      CAPITAL STOCK..........................................................................5
                  3.3      OPTIONS AND WARRANTS...................................................................5
                  3.4      DUE AUTHORIZATION; ENFORCEABILITY......................................................5
                  3.5      SUBSIDIARIES...........................................................................5
                  3.6      SEC FILINGS............................................................................5
                  3.7      FINANCIAL STATEMENTS AND NO MATERIAL CHANGES. .........................................6
                  3.8      BOOKS AND RECORDS......................................................................6
                  3.9      TITLE TO PROPERTIES....................................................................6
                  3.10     STATUS OF SVEA.........................................................................6
                  3.11     MATERIAL CONTRACTS.....................................................................6
                  3.12     CONSENTS AND APPROVALS; NO VIOLATIONS..................................................6
                  3.13     LITIGATION.............................................................................7
                  3.14     TAXES..................................................................................7
                  3.15     LIABILITIES............................................................................8
                  3.16     INSURANCE..............................................................................8
                  3.17     COMPLIANCE WITH LAWS...................................................................8
                  3.18     DISCLOSURE.............................................................................8
                  3.19     BROKERS' OR FINDERS' FEES..............................................................8

ARTICLE IV

         REPRESENTATIONS OF LINK WORLDWIDE LOGISTICS, INC.........................................................8
                  4.1      EXISTENCE AND GOOD STANDING OF LW; POWER AND AUTHORITY.  ..............................8
                  4.2      CONSENTS AND APPROVALS; NO VIOLATIONS..................................................9
                  4.3      PURCHASE FOR INVESTMENT.  .............................................................9
                  4.4      BROKERS' OR FINDERS' FEES.  ...........................................................9
                  4.5      FINANCIAL STATEMENTS AND NO MATERIAL CHANGES...........................................9
                  4.6      BOOKS AND RECORDS.....................................................................10
                  4.7      OWNED REAL PROPERTY; LEASES...........................................................10
                  4.8      LITIGATION............................................................................10
                  4.9      TAXES.................................................................................11
                  4.10     INSURANCE.............................................................................11
                  4.11     SUBSIDIARIES..........................................................................11
                  4.12     RESTRICTIONS IN BUSINESS ACTIVITIES...................................................11

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                                       (i)

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
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
ARTICLE V

         SPECIAL PROVISIONS......................................................................................11
                  5.1      SECURITIES LAW MATTERS................................................................11

ARTICLE VI

         SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION............................................................12
                  6.1      INDEMNIFICATION. .....................................................................12
                  6.2      THIRD PARTY CLAIMS....................................................................12

ARTICLE VII

         ARBITRATION.............................................................................................13
                  7.1      NATURE OF THE DISPUTE.  ..............................................................13
                  7.2      RULES OF ARBITRATION.  ...............................................................13
                  7.3      ARBITRATION PROCEDURE.  ..............................................................13
                  7.4      LOCATION; LANGUAGE.  .................................................................14
                  7.5      BINDING DECISION AND AWARD.  .........................................................14

ARTICLE VIII

         MISCELLANEOUS...........................................................................................14
                  8.1      EXPENSES.  ...........................................................................14
                  8.2      GOVERNING LAW.  ......................................................................14
                  8.3      PUBLICITY.  ..........................................................................14
                  8.4      NOTICES.  ............................................................................14
                  8.5      PARTIES IN INTEREST.  ................................................................15
                  8.6      COUNTERPARTS.  .......................................................................15
                  8.7      ENTIRE AGREEMENT.  ...................................................................15
                  8.8      AMENDMENTS.  .........................................................................15
                  8.9      SEVERABILITY.  .......................................................................15
                  8.10     THIRD PARTY BENEFICIARIES.  ..........................................................16
                  8.11     FACSIMILE SIGNATURES..................................................................16

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                                      (ii)


                                LIST OF SCHEDULES

Schedule 3.2           -   Shareholder List of SVEA
Schedule 3.4(b)(1)     -   Current Directors and Officers (Pre-Closing)
Schedule 3.4(b)(2)     -   New Directors and Officers (Post Closing)
Schedule 3.6           -   10Q F/Q/E 06/30/01
Schedule 3.7           -   SVEA Financials for Y/E 12/31/99, 12/31/00 and
                            F/Q/E 3/31/01 and 6/30/01
Schedule 3.8           -   Lease and Termination Letter
Schedule 3.11          -   List of Existing Contracts
Schedule 3.14          -   Tax Returns of SVEA
Schedule 3.15          -   Liabilities of SSCC at Closing
Schedule 3.16          -   List of Insurance Coverages of Company
Schedule 4.5           -   Financial Statements of Link Worldwide Logistics
                            ("LW Financials")
Schedule 4.7           -   L.W. Leases and Contracts
Schedule 4.8           -   L.W. Litigations
Schedule 4.9           -   Exceptions to Link Tax Returns
Schedule 4.10          -   List of LW Insurance Coverages



                                      (iii)

                     SHARE SALE AND ASSET PURCHASE AGREEMENT

         SHARE SALE AND ASSET PURCHASE AGREEMENT ("this Agreement") dated as of October 17, 2001, by and among:

         (a) Silver State Vending Corporation, a Nevada corporation ("SVEA" or the "Company"),

         (b) Arvon Burton and Max Tanner, each for himself and his nominees (the "Significant Shareholders"), and

         (c) Silver Pony Express, Inc., a wholly owned subsidiary of SVEA, a Nevada corporation to be formed ("SPE" or the "SPE Subsidiary" or "SPE Sub"); and

         (d) Link Worldwide Logistics, Inc. a Florida corporation ("LW" or "Link" or "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, SVEA is a public company with authorized shares of 20,000,000 shares of par value $.01 common stock, of which 11,409,500 shares are currently issued and outstanding and [authorized 5,000,000 shares of Preferred Stock, of which zero (0) shares are outstanding]; and

         WHEREAS, SPE Subsidiary is a wholly owned subsidiary of SVEA; and

         WHEREAS, the parties desire that SVEA and SPE Subsidiary enter into a transaction with LW which will result in the transfer by LW to SPE Subsidiary of all of the assets and liabilities of LW in return for stock of SVEA in accordance with Section 368 of the Internal Revenue Code (the "Asset Transaction"); and

         WHEREAS, SVEA and SPE Sub have determined that it is in the best interest of SVEA, SPE Sub and their respective shareholders that the Asset Transaction take place; and

         WHEREAS, LW and its shareholders have also determined that it is in their best interest that this Asset Transaction take place.

         NOW, THEREFORE, IT IS AGREED:

                                   DEFINITIONS

         1. DEFINITIONS. When used in this Agreement, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

                  "AFFILIATE" shall mean, with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such specified Person, and (ii) the spouse, siblings, parent, child or other immediate family member of such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or partnership interests, by agreement or otherwise.

                  "ASSETS" shall mean all of LW's Assets as set forth in the LW financial statements.

                  "ASSET TRANSACTION" shall have the meaning set forth in the preamble hereof and as more fully described in Section 2.1.

                  "CLOSING" shall have the meaning assigned to such term in
Section 2.2.

                  "CLOSING DATE" shall have the meaning assigned to such term in
Section 2.2.

                  "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and the rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

                  "COMPANY" shall have the meaning assigned to such term in the preamble to this Agreement.

                  "COMPANY PROPERTY" shall mean any real property and improvements owned (directly, indirectly, or beneficially), leased, used, operated or occupied by SVEA and its subsidiaries.

                  "CONDITION" of any Person shall mean the business, properties, assets, liabilities, operations, results of operations, condition (financial or otherwise) or prospects of such Person.

                  "DISPUTE" shall have the meaning assigned to such term in
Section 8.1.

                  "INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 6.2.

                  "INDEMNIFYING PARTY" shall have the meaning assigned to such term in Section 6.2.

                  "LIABILITIES OF SVEA" shall have the meaning identified in
Section 3.15.

                  "LIENS" shall mean liens, security interests, options, rights of first refusal, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on use of real or personal property or irregularities in title thereto.

                  "LOSS" shall have the meaning assigned to such term in Section 6.1.



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

                  "LW ASSETS" or the "ASSETS" shall mean all of the assets of LW as set forth in LW Financials.

                  "LW FINANCIALS" have the meaning set forth in Section 4.5.

                  "LW LIABILITIES" means those liabilities of LW as set forth in the LW Financials.

                  "PERSON" shall mean and include an individual, a partnership, a joint venture, a corporation, a limited liability company, a limited liability partnership, a trust, an incorporated organization and a government or any department or agency thereof, or any other similar entity or organization.

                  "PURCHASER INDEMNIFIED PARTY" shall have the meaning assigned to such term in Section 6.1.

                  "SEC FILINGS" means all documents, including 10K's, 10Q's, 8K's, and Information Statements filed by SVEA with the Securities Exchange Commission.

                  "SELLER INDEMNITEE" shall have the meaning set forth in
Section 6.1.

                  "SHARES" shall mean the 13,000,000 shares by SVEA to be issued to LW pursuant to Section 2.

                  "SIGNIFICANT SHAREHOLDER" shall have the meaning assigned to such term in the preamble to this Agreement.

                  "STOCKHOLDER INDEMNITEE" shall have the meaning set forth in
Section 6.1.

                  "SUBSIDIARY" means the wholly-owned SPE Subsidiary in the process of being formed for the purposes of concluding the Asset Transaction.

                  "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, value added, withholding and other taxes, assessments, charges, duties, import, export or other custom duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

                    TRANSFER OF ASSETS AND ISSUANCE OF STOCK

2.1 ASSET AGREEMENT. Subject to the terms and conditions of this Agreement, the parties agree that LW shall transfer to the SPE subsidiary all of LW's assets and liabilities in return for the issuance of 13,000,000 Shares of SVEA (the "Shares") which shall be accomplished in the manner described below:

                  2.1.1 TRANSFER OF LW ASSETS, LIABILITIES AND CONTRACTS TO SPE SUBSIDIARY. Upon the Closing (as defined below), LW shall transfer to the SPE Subsidiary all of its assets, liabilities, and existing contracts in exchange for the Shares to be issued by SVEA to LW. The parties intend that the Assets Transaction shall constitute a plan of reorganization and tax free exchange of the type described in Sections 368(a)(1)(C) and/or (D) of the Internal Revenue Code of 1986 as amended as it is the intention of the parties that the transactions contemplated hereby, including the issuance of the SVEA Common Stock Shares being received by LW in connection with Asset Transaction qualify as a reorganization within the meaning of Section 368(a) of the Code.

                  2.1.2 INCREASE IN AUTHORIZED SHARES. In consideration for the Asset Transaction, SVEA shall issue a total of 13,000,000 Shares to LW. At Closing SVEA shall issue 8,599,500 shares of common stock to Link plus an additional 4,400,500 shares of convertible preferred stock. In addition, in order for SVEA to issue the full amount of the Shares of common stock to LW pursuant to such conversion, SVEA shall need to cause its authorized shares to be increased above the currently authorized 20,000,000 shares. Accordingly, SVEA and principal shareholders agree to immediately take such action as shall be necessary in order to cause the articles of organization of SVEA to be amended to allow for the issuance of additional shares of common stock in order that the total number of Shares of common stock required to be delivered hereunder can be issued. SVEA and the principal shareholder shall at the closing obtain any necessary consents and approvals as may otherwise be required in connection with the amendment to the articles of incorporation and the issuance of additional shares of common stock. The parties acknowledge that the actual conversion into common stock shares will not take place until after the Closing. However, the available authorized and unissued common stock shares, totaling eight million five hundred and ninety-nine thousand and five hundred (8,599,500) shares, will be issued to SVEA at the Closing with the balance of 4,400,500 shares to be issued as Preferred Shares which shall be converted to common stock as soon as the increase in the authorized shares is confirmed. Upon the Closing, SVEA appoints the law firm Fieldstone Lester Shear and Denberg ("FLSD") as its attorney in fact who shall be authorized to file the necessary papers to increase the number of authorized shares. SVEA and the significant shareholders agree to sign and deliver all documents and take all action requested by FLSD to effectuate the increase in the number of authorized shares.

2.2 THE CLOSING. The closing shall take place simultaneously with the execution hereof (the "Closing") such that the effective closing date shall be the date written above (the "Closing Date").

                 REPRESENTATIONS OF THE SIGNIFICANT SHAREHOLDER

         3. REPRESENTATIONS OF THE SIGNIFICANT SHAREHOLDER AND COMPANY. The Significant Shareholders and SVEA, jointly and severally, represent and warrant as follows:

         3.1 EXISTENCE AND GOOD STANDING. SVEA is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. SVEA has the power to own its property and to carry on its business as now being conducted. SVEA is duly qualified to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by SVEA or the nature of the business conducted by SVEA makes such qualification necessary, except for such jurisdictions where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on the Condition of SVEA.

         3.2 CAPITAL STOCK. SVEA has an authorized capitalization consisting of 20,000,000 common shares, with .01 par value, of which no more than 11,409,500 shares are issued and are outstanding at Closing and there is no treasury stock that has been redeemed by SVEA. SVEA does not have any other class of capital stock authorized or issued except for 5,000,000 shares of Preferred Stock, none of which are issued or outstanding. The current list of shareholders is annexed hereto as Schedule
                  3.2. All outstanding Company shares of capital stock of SVEA have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights. Of the total of 11,409,500 Shares of Stock, 2,409,500 are fully registered free trading Shares without any restrictions under the applicable security laws, including Rule 144 (except for 500,000 shares issued in the name of Arvon Burton). As provided for in Section 2.1 above, SVEA and the principal shareholder shall take necessary action to cause additional shares of common stock of SVEA to be authorized in order that the total number of Shares will be available for issuance to LW in accordance with this Agreement.

         3.3 OPTIONS AND WARRANTS. There are no outstanding or authorized options, warrants, rights, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments contingent or otherwise, relating to the capital stock of SVEA that have been issued by the Company SVEA, pursuant to which SVEA is or may become obligated to issue or purchase shares of the capital stock of SVEA or any securities convertible into, exchanged for, or evidencing the right to subscribe for, any shares of the capital stock of SVEA (the "Company Options" and the "Company Warrants"). SVEA has no authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of SVEA or any of its subsidiaries on any matter.

         3.4      DUE AUTHORIZATION; ENFORCEABILITY.

                   3.4.1 The Significant Shareholder and SVEA have the requisite corporate power and authority to execute and deliver this Agreement and to perform their obligations hereunder. The execution and delivery of this Agreement by each of the Significant Shareholder and SVEA and the performance of their obligation hereunder have been duly authorized and approved by them and no other corporate or shareholder action on the part of each of the Significant Shareholder and SVEA is necessary to authorize the execution delivery and performance of this Agreement by each of the Significant Shareholder and SVEA. This Agreement has been duly executed and delivered by each of the Significant Shareholder and SVEA and, upon due execution of this Agreement and by each party hereto, is a valid and binding obligation of the Significant Shareholder and SVEA, enforceable against each of it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting the enforceability of creditors' rights generally and by general equitable principles.

                   3.4.2 The Board of Directors has determined that it is in the best interests of SVEA to consummate the transactions, contemplated by this Agreement, including but not limited to the Asset Transaction, resignation of the current directors and appointment of new directors. The individuals listed on the SCHEDULE 3.4(B)(1) annexed hereto constitute the current Board of Directors and the current officers of SVEA and each individual holds the position listed opposite their name. Upon consummation of the closing hereunder, the current board of directors shall all resign and the individuals listed as the new directors on SCHEDULE 3.4(B)(2) shall be appointed to the board.

                   3.4.3 The transfer and issuance of the Shares pursuant to Sections 2.1 above will vest in LW, valid title thereto, free and clear of any and all Liens or other adverse claims and also provide them with full voting rights with respect to such Shares The Shares, upon transfer to and issuance and delivery to the LW Shareholders, will be duly authorized and validly issued, fully paid and non-assessable and shall not be subject to or issued in violation of any preemptive rights.

         3.5 SUBSIDIARIES. SVEA owns all of the outstanding capital stock of the SPE Subsidiary being formed in connection with the Asset Transaction and there are no other subsidiaries of SVEA.

         3.6 SEC FILINGS. All SEC Filings through the date hereof (the "SEC Filings") are accurate, complete and in compliance with applicable federal regulations and a copy of the final filed 10Q for the quarter ended June 30, 2001 is annexed hereto as
                  Schedule 3.6.

         3.7      FINANCIAL STATEMENTS AND NO MATERIAL CHANGES.

                   3.7.1 Accompanying the Company's SEC filings and annexed hereto as Exhibit 3.7 are true and correct financial statements, including the balance sheets of SVEA as December 31, 1999, and December 31, 2000 and for the first two quarters of 2001, and the related consolidated statements of income, and cash flows for the year and the quarter-annual periods then ended and certified as set forth therein (the "Financial Statements"). Such Financial Statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated.

                   3.7.2 The Financial Statements fairly present, in all material respects, the financial condition of SVEA and its subsidiaries and affiliates, if any, at the dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of SVEA and its subsidiaries, fixed or contingent, as at the date thereof and the related statements of income, and cash flows fairly present the results of the operations of SVEA and its subsidiaries and the changes in their financial position for the period indicated.

                   3.7.3 Since the date of the most recently filed balance sheet (the "Balance Sheet Date") there has been (x) no material adverse change in the Condition, of SVEA or its affiliates or subsidiaries, if any, and (y) no change in the Condition of SVEA or its subsidiaries, if any, except in the ordinary course of business; and, to the best knowledge of Significant Shareholders, no fact or condition exists or is contemplated or threatened which might cause such a change in the future.

         3.8 BOOKS AND RECORDS. The respective minute books of SVEA, as previously made available and delivered to LW and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective shareholders and Boards of Directors of SVEA. SVEA does not have any records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of SVEA.

         3.9 TITLE TO PROPERTIES. The Company neither owns or leases any personal or real property, except for the West Sahara mini storage facility which is being terminated by the Company.

         3.10 STATUS OF SVEA. Except as set forth in the Company's SEC filings, SVEA has not conducted any business, incurred any indebtedness, liability or obligation, entered into any contract or arrangement, made any commitment or engaged in any activity prior to the Closing Date other than in the ordinary course of business.

         3.11 MATERIAL CONTRACTS. At Closing, there are no material contracts affecting SVEA and as of the Closing there are no agreements of any kind with any continuing liability or obligation to SVEA. A list of all existing contracts is annexed hereto as Exhibit 3.11. This list is true and complete list of all of the contracts of the Company existing on the Closing date.

         3.12 CONSENTS AND APPROVALS; NO VIOLATIONS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under any contract or agreement of the Company.

                   3.12.1 The execution and delivery of this Agreement by SVEA and the consummation by SVEA of the transactions contemplated hereby will not:
(1) violate any provision of the certificate of incorporation or by-laws (or other similar organizational documents) of SVEA or any of SVEA's subsidiaries;
(2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to SVEA or any of SVEA's subsidiaries or by which any of their respective properties or assets may be bound; (3) require SVEA or any of SVEA's subsidiaries to make or obtain any filing with or permit, consent or approval of or give any notice to, any governmental or regulatory body, agency or authority (except for required filings with the SEC); or (4) result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any lien upon any of the properties or assets of SVEA or any of SVEA's subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or other instrument or obligation to which SVEA or any of SVEA's subsidiaries is a party, or by which SVEA or any of SVEA's subsidiaries or any of their respective properties or assets is bound.

         3.13 LITIGATION. There is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, threatened, against or affecting SVEA, or any of its properties or rights which would in any way adversely affect the right or ability of SVEA or any of its subsidiaries to carry on business, or to own any assets, or which would materially adversely affect the Condition of SVEA. Neither the Significant Shareholders nor SVEA know of any valid basis for any such action, proceeding or investigation now existing, threatened or likely to be commenced. SVEA is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the Condition of SVEA.

         3.14     TAXES.

                   3.14.1 TAX RETURNS. SVEA has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("Returns") that are required to be filed by, or with respect to SVEA on or prior to the Closing Date. Such Returns have accurately reflected and will accurately reflect all liabilities for Taxes of SVEA and of each of SVEA for the periods covered thereby. Copies of the corporate tax returns for the years 1999 and 2000 are annexed hereto as Schedule 3.14

                   3.14.2 PAYMENT OF TAXES. All Taxes and Tax liabilities of SVEA and of each of SVEA's subsidiaries for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of SVEA.

                   3.14.3 All Taxes which any of SVEA or its affiliates or subsidiaries, if any, is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

         3.15 LIABILITIES. Except as disclosed on Schedule 3.15 as of the Closing, neither SVEA nor any of its subsidiaries has any outstanding claims, liabilities or indebtedness, contingent or otherwise (the "Liabilities").

         3.16     INSURANCE.  SVEA does not maintain any insurance policies.

         3.17 COMPLIANCE WITH LAWS. SVEA is in compliance in all material respects with all applicable laws, statutes, ordinances, regulations, orders, judgments and decrees of any government or political subdivision thereof, whether domestic or foreign, or any agency or instrumentality thereof, or any court or arbitrator, and has not received any notice that any violation of the foregoing is being or may be alleged.

         3.18 DISCLOSURE. The SEC Filings and Financial Statements (including the footnotes thereto) of SVEA referred to in this Agreement, any document, schedule or certificate attached hereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of SVEA in connection with the transactions contemplated by this Agreement contain no untrue statement of a material fact, or omit any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to the Significant Shareholders or SVEA, which would materially adversely affect the Condition of SVEA which has not been set forth in this Agreement, SEC Filings or the Financial Statements, any Schedule or certificate attached thereto or delivered pursuant to this Agreement or any document or statement in writing which has been supplied by or on behalf of the Significant Shareholders, or by any of SVEA's directors or officers in connection with the transactions contemplated by this Agreement.

         3.19 BROKERS' OR FINDERS' FEES. No agent, broker, person or firm acting on behalf of either the Significant Shareholders or SVEA, is, or will be, entitled to any commission or brokers' or finders' fees from any of the parties hereto, or from any Affiliate of any of the parties hereto, in connection with any of the transactions contemplated by this Agreement.

                REPRESENTATIONS OF LINK WORLDWIDE LOGISTICS, INC.

         4. REPRESENTATIONS OF LW. The LW represents, warrants and agrees as follows:

         4.1 EXISTENCE AND GOOD STANDING OF LW; POWER AND AUTHORITY. LW is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. LW has the power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by all required corporate action of LW. This Agreement has been duly executed and delivered by LW and, assuming the due execution and delivery hereof, this Agreement constitutes a valid and binding obligation of LW, enforceable against LW in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws effecting the enforcement of creditors' rights generally and to general equitable principles.

         4.2 CONSENTS AND APPROVALS; NO VIOLATIONS. (A) The execution and delivery of this Agreement by LW and the consummation by LW of the transactions contemplated hereby will not: (1) violate any provision of its articles or regulations; (2) violate any statute, ordinance, rule, regulation, order or decree of any court or of any governmental or regulatory body, agency or authority applicable to LW or by which any of its properties or assets may be bound; (3) require LW to make or obtain any filing with or permit, consent or approval of or give any notice to, any governmental or regulatory body, agency or authority except for required SEC filings, and except for filings, permits, consents, approvals, notices, breaches or conflicts which would not have a material adverse effect on the ability of LW to consummate the transactions contemplated hereby or to perform its obligations hereunder. (B) In addition, SVEA and the Significant Shareholders have been given full information regarding all of the agreements, contracts and leases of LW and full access to read, examine and make copies thereof. SVEA and the Significant Shareholders acknowledge that LW has advised SVEA and the Significant Shareholders that certain business contracts with customers and vendors, as well as certain leases may contain restrictions against the asset transfer transaction contemplated by this Agreement.

         4.3 PURCHASE FOR INVESTMENT. LW will acquire the Shares for its own account for investment purposes only and not with a view toward any resale or distribution thereof except as registered in accord with the Security Act of 1933 and further provided, however, that the disposition of the Shares by LW shall at all times remain within its sole control.

         4.4 BROKERS' OR FINDERS' FEES. No agent, broker, person or firm acting on behalf of LW is, or will be, entitled to any commission or brokers' or finders' fees from any of the parties hereto, or from any Affiliate of the parties hereto, in connection with any of the transactions contemplated by this Agreement, except as separately agreed upon by the parties, and for which the significant Shareholders shall not be responsible.

         4.5      FINANCIAL STATEMENTS AND NO MATERIAL CHANGES.

                   4.5.1 True and correct copies of LW's unaudited financial statements, including the balance sheets of LW as December 31, 2000, and the related consolidated statements of income, and cash flows for the year and the quarter-annual periods then ended, along with up-to-date unaudited financial information (collectively the "LW Financial Statements") have been provided to SVEA and the Significant Shareholders. Such LW Financial Statements, including the footnotes thereto, except as indicated therein, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated. The LW Financial Statements fairly present, in all material respects, the financial condition of LW at the dates thereof and, except as indicated therein, reflect all claims against and all debts and liabilities of LW, fixed or contingent, as at the date thereof and the related statements of income, and cash flows fairly present, the results of the operations of LW (and its subsidiaries) and the changes in their financial position for the period indicated, and such statements are capable of being audited. However, since the date of the most recently filed balance sheet (the "LW Balance Sheet Date") there may have been material adverse change in the Condition, of LW or its subsidiaries and other changes in the Condition of LW or its subsidiaries not incurred in the ordinary course of business. SVEA and the Significant Shareholders have been given full and open access to the books and records of LW and have examined its operations and results prior to consummating the transactions set forth herein. They have been given the opportunity to obtain any information or documents and to ask questions and receive answers about such documents which they deem necessary to evaluate the risks related to the transactions contemplated under this Agreement and they understand and have taken cognizance of all risk factors relating to such transactions.

         4.6 BOOKS AND RECORDS. The respective minute books of LW (and its subsidiaries), as previously made available to SVEA and its representatives, contain accurate records of all meetings of, and corporate action taken by (including action taken by written consent) the respective shareholders and Boards of Directors of LW.

         4.7 BINDING AGREEMENTS, CONTRACTS AND REAL PROPERTY LEASES. As set forth on Schedule 4.7, and as reflected in the LW Financial Statements, these statements reflect an accurate and complete list of all material LW company contracts and leased real estate, together with any other material leases of personal property. Except as disclosed on Schedule 4.7, each contract and lease as described therein is in full force and effect; all monies, rents and additional rents due have been paid with respect to the leases (subject to applicable adjustments for taxes and insurances); in each lease case, the lessee has been in peaceable possession since the commencement of the original term of such lease and is not in default thereunder and no waiver, indulgence or postponement of the lessee's obligations thereunder has been granted by the lessor; and there exists no event of default or event, occurrence, condition or act (including the transfer of the LW Assets) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a default under such contract or lease. Except as set forth on Schedule 4.7, LW is not in default or violation of any of the terms or conditions under any such lease in any material respect. Except as set forth on Schedule 4.7, each of the contracts, agreements and other instruments shown on the Exhibits and Schedules referred to in this Agreement to which LW is a party is a legal binding, and enforceable obligation by or against LW (assuming that such contracts, agreements and instruments are binding on all other parties thereto), LW has no knowledge that they are not being performed in accordance with its terms, and no party with whom LW has an agreement or contract is, to LW's best knowledge, in default thereunder or has breached any material terms or provisions thereof (subject to all applicable bankruptcy, insolvency, reorganization and other laws applicable to creditors' rights ad remedies and to the exercise of judicial discretion in accordance with general principles of equity).

         4.8 LITIGATION. Except as disclosed on Schedule 4.8 there is no material action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, threatened, against or affecting LW, or any of their properties or rights which would in any way adversely affect the right or ability of LW to carry on business, or to own any assets, or which would materially adversely affect the Condition of LW and neither the principals nor LW know of any valid basis for any such action, proceeding or investigation. LW is not subject to any judgment, order or decree entered in any lawsuit or proceeding which would have a material adverse effect on the Condition of LW.

         4.9      TAXES.

                   4.9.1 TAX RETURNS. Except as disclosed on SCHEDULE 4.9, LW has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("Returns") that are required to be filed by, or with respect to LW on or prior to the Closing Date. Such Returns have accurately reflected and will accurately reflect all liabilities for Taxes of LW and of each of LW for the periods covered thereby.

                   4.9.2 PAYMENT OF TAXES. Except as disclosed on SCHEDULE 4.9, all Taxes and Tax liabilities of LW for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("Pre-Closing Period") have been timely paid or accrued and adequately disclosed and fully provided for on the books and records of LW.

                   4.9.3 Except as disclosed on SCHEDULE 4.9, all Taxes which any of LW is or was required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

4.10 INSURANCE. Set forth on SCHEDULE 4.10 is a complete list of insurance policies which LW maintains with respect to their businesses, properties or employees. Such policies are in full force and effect and are free from any right of termination on the part of the insurance carriers. Such policies, with respect to their amounts and types of coverage, are adequate to insure fully against risks to which LW, its subsidiaries and their property and assets are normally exposed in the operation of their respective businesses.

4.11 SUBSIDIARIES. LW has no subsidiaries or affiliated companies and does not otherwise own any shares of stock or any interest in, or control directly or indirectly, any active corporation, partnership association, joint venture or business entity, except LW owns one hundred (100%) percent of the stock of Link Worldwide Delivery Services, Inc. which has no assets and no liabilities and conducts no business activities.

4.12 COMPLIANCE WITH LAWS. To the best knowledge of LW, LW has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation or its business, assets or properties.

                               SPECIAL PROVISIONS

         5.1 SECURITIES LAW MATTERS. LW is acquiring the Shares of SVEA for its own account, and not with a view to any sale, distribution or disposition in violation of any federal or state securities laws except as contemplated by this agreement upon the subsequent liquidation of Link LW and distribution of its Shares of SVEA to its Shareholders pursuant to a plan of dissolution to be adopted by LW and following the filing of a registration statement covering such shares and such registration statement being declared effective pursuant to the securities laws of 1933. LW has been given the opportunity to obtain any information or documents, and to ask questions and receive answers about such documents which they deem necessary to evaluate the merits and risks related to an investment in SVEA and they understand and has taken cognizance of all risk factors related to such transactions. LW acknowledges that the Shares will be characterized as "restricted securities" under the federal securities laws since as they are being acquired directly in a transaction not involving a public offering and that all certificates and instruments evidencing the Shares will bear a restrictive legend substantially similar to the following:

                  THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES OR BLUE SKY LAWS OF ANY STATE AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES OR BLUE SKY LAWS OR IF AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATIONS IS APPLICABLE.


                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

         6. The representation and the warranties of the Significant Shareholders and SVEA, on the one hand, and LW, on the other hand, contained in this Agreement or in any Schedule attached hereto shall survive the Closing for a period of two (2) years after the Closing.

         6.1 INDEMNIFICATION.

                   6.1.1 The Significant Shareholders and SVEA agree, jointly and severally, to indemnify and hold LW and its Affiliates and their respective officers, directors, employees, agents and their respective successors and assigns (each a "Purchaser Indemnified Party") harmless from damages, losses, liabilities, obligations, claims of any kind, interest or expenses (including, without limitation, reasonable attorneys' fees and expenses) (collectively a "Loss") suffered or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by each of the Significant Shareholders and SVEA in this Agreement or in any Schedule attached hereto to be true and correct in all respects as of the date of this Agreement and as of the Closing Date (without giving effect to any "materiality," "material adverse effect" or similar qualification), or (ii) any breach or alleged breach by any of the Significant Shareholders, of any of their covenants or agreements contained herein.

                   6.1.2 LW agrees to indemnify, defend and hold SVEA and its officers and directors, (each a "Seller Indemnitee") harmless from Losses, suffered or paid, directly or indirectly, as a result of, in connection with or arising out of (i) the failure of any representation or warranty made by LW in this Agreement to be true and correct in all respects as of the date of this Agreement and (ii) any breach or alleged breach by LW of any of the covenants or agreement contained herein.

                   6.1.3 The obligations to indemnify and hold harmless pursuant to this Section 6.1 shall survive the consummation of the transactions contemplated by this Agreement.

         6.2 THIRD PARTY CLAIMS. If a claim by a third party is made against any Person entitled to indemnification pursuant to the Section above (an "Indemnified Party"), and if such party intends to seek indemnity with respect thereto, such Indemnified Party shall promptly notify the party obligated to indemnify such Indemnified Party (the "Indemnifying Party") of such claims; PROVIDED, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty days (30) after receipt of such notice to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense thereof; PROVIDED that (i) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party, provided that the fees and expenses of such counsel shall be borne by such Indemnified Party and (ii) the Indemnifying Party shall promptly assume and hold such Indemnified Party harmless from and against the full amount of any Loss resulting therefrom. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such claim unless the Indemnifying Party shall have consented to such payment or settlement. If the Indemnifying Party does not notify the Indemnified Party within 30 days after the receipt of the Indemnified Party's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement that does not include as an unconditional term thereof the giving by the Person or Persons asserting such claim to all Indemnified Parties of an unconditional release from all liability with respect to such claim or consent to entry of any judgment.


                                   ARBITRATION

7.1 NATURE OF THE DISPUTE. Any dispute arising out of or relating to this Agreement, including without limitation, the interpretation of any provision of this Agreement or the breach, termination or invalidity of this Agreement (a "Dispute") shall be settled exclusively and finally by binding arbitration. It is specifically understood and agreed that any Dispute may be submitted to arbitration irrespective of the magnitude thereof, the amount in controversy or whether such Dispute would otherwise be considered justifiable or ripe for resolution by a court of law.

7.2 RULES OF ARBITRATION. The Arbitration shall be conducted in accordance with the Rules of Arbitration of the American Arbitration Association ("AAA") as in effect on the date of this Agreement (the "AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Section 7 in which event the provisions of this Section 7 shall control.

7.3 ARBITRATION PROCEDURE. The arbitral tribunal shall consist of three (3) arbitrators. The parties agree that the choice of arbitrators shall be as follows: (i) if there are only two sides to a Dispute, one arbitrator shall be appointed by each side and the third shall be selected by the two party-appointed arbitrators or, failing agreement, by the AAA, in accordance with the AAA Rules, or (ii) if there are more than two sides to a Dispute, then the three arbitrators shall be appointed by the parties to the Dispute in accordance with the AAA Rules established for the appointment of a sole arbitrator. If the parties are not able to agree on all three arbitrators then the AAA shall appoint the remaining one, two or three arbitrators as the case may be.

7.4 LOCATION; LANGUAGE. The arbitration shall be conducted in English in Fort Lauderdale, Florida, or such other place in the United States of America as mutually agreed by the parties to the arbitration proceeding.

7.5 BINDING DECISION AND AWARD. Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding. The parties hereby waive to the extent permitted by law any rights to appeal or to review of such award by any court or tribunal. The parties agree that the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitral, and that the arbitrator(s) may award attorneys' fees and costs to the prevailing party.


                                  MISCELLANEOUS

8.1 EXPENSES. The parties hereto shall pay all of their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers.

8.2 GOVERNING LAW. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of Florida applicable to agreements executed and to be performed solely within such State, except as to matters of corporate governance of SVEA and the LW Subsidiary which shall be governed under applicable State corporate laws.

8.3 PUBLICITY. Except as otherwise required by law, none of the parties hereto shall issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of LW on the one hand and SVEA on the other hand, to the contents and the manner of presentation and publication thereof.

8.4 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if: (i) delivered in person;
         (ii) by overnight or registered mail with return receipt; or (iii) sent by telecopy with confirmation, and by registered or certified mail, postage prepaid, addressed as follows:

                  If to the Company and/or Significant Shareholders:

                  1.       Arvon Burton
                           720 NW 23 Street
                           Las Vegas, Nevada 89121
                           Telephone No.: 702-386-9239
                                    Telecopier No.: 702-386-6911
and

                  2.       Max Tanner
                           2950 East Flamingo Road
                           Suite G
                           Las Vegas, Nevada 89121
                           Telephone No.: 702-369-9614
                           Telecopier No.: 702-369-5731
                  with copies to:

                           Mark Van Wagner, Esq.
                           175 East 400 South, Suite 900
                           Salt Lake City, Utah 84110
                           Telephone No.: 801-524-1000
                           Telecopier No.: 801-355-3351

                  If to the Buyers:

                           Paul Johnson
                           Link Worldwide Logistics, Inc.
                           d/b/a Pony Express
                           C/o Scholl Tickton
                           5295 Town Center Road
                           Boca Raton, FL 33486-1080
                           Telephone No. 954-914-0416
                           Telecopier No. 954-567-0908

                  with a copy to:

                           Fieldstone Lester Shear & Denberg
                           Attention: Ronald R. Fieldstone, Esq.
                           201 Alhambra Circle, Suite 601
                           Coral Gables, Florida 33134
                           Telephone No: (305) 357-1001
                           Telecopier No. (305) 357-1002

8.5 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

8.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

8.7 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein which form a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

8.8 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by each party hereto.

8.9 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

8.10 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

8.11 FACSIMILE SIGNATURES. This Agreement may be executed by facsimile signatures which shall have the same force and effect as if an original signature.

         IN WITNESS WHEREOF, each of LW, the Significant Shareholders and SVEA has caused its corporate name to be hereunto subscribed by its officer thereunto duly authorized, and each of the Significant Shareholders have signed this Agreement, all as of the day and year first above written.

                                       SILVER STATE VENDING CORP.


                                       By: /s/ Arvon Burton
                                          --------------------------------------


                                         Arvon Burton
                                       -----------------------------------------
                                       [Name]


                                        Secretary
                                       -----------------------------------------
                                       [Title]


                                       SIGNIFICANT SHAREHOLDERS:


                                       By:  /s/ Arvon Burton
                                           -------------------------------------
                                               Arvon Burton

                                       By:   /s/ Max Tanner
                                            ------------------------------------
                                                Max Tanner

                                       SILVER PONY EXPRESS, INC.:


                                       By: /s/ Arvon Burton
                                          --------------------------------------

                                        Arvon Burton
                                       -----------------------------------------
                                       [Name]


                                       PRESIDENT
                                       -----------------------------------------
                                       [Title]


                                       LINK WORLDWIDE LOGISTICS, INC.:


                                       By: /s/ Paul Johnson
                                          --------------------------------------


                                        Paul Johnson
                                       -----------------------------------------
                                       [Name]


                                       PRESIDENT
                                       -----------------------------------------
                                       [Title]